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                                                                    EXHIBIT 4.1

                             SUPPLEMENTAL INDENTURE

         THIS SUPPLEMENTAL INDENTURE is dated as of October 20, 2004. between CITGO PETROLEUM CORPORATION, a Delaware corporation (the "Company") and THE BANK OF NEW YORK, as Trustee ("Trustee").

         WHEREAS the Company has heretofore executed and delivered to the Trustee an Indenture dated as of February 27, 2003 (the "Indenture"), providing for the issuance of the Company's 11 3/8% Senior Notes due 2011 (the "Securities"); and

         WHEREAS there are now outstanding under the Indenture Securities in the aggregate principal amount of $550 million; and

         WHEREAS Section 9.02 of the Indenture provides that the Company and the Trustee may amend the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding; and

         WHEREAS the Company desires to amend certain provisions of the Indenture, as set forth in Article 1 of this Supplemental Indenture; and

         WHEREAS the Holders of at least a majority in aggregate principal amount of the Securities outstanding have consented to the amendments set forth in this Supplemental Indenture; and

         WHEREAS all things necessary to make this Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

         NOW THEREFORE, this Supplemental Indenture witnesseth that, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

                                   ARTICLE I

                             Amendments To Indenture

                  Section 1.01. Amendments to Article Four. Effective upon the date (the "Payment Date") that the Company accepts for purchase and pays for all Securities validly tendered pursuant to the Offer to Purchase and Consent Solicitation Statement dated as of October 8, 2004, as subsequently amended, modified or supplemented (unless, prior to that time, the Company has terminated this Supplemental Indenture as provided in Section 2.07 hereof), Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12 and 4.15 are hereby amended by restating Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09,
         4.10, 4.11, 4.12 and 4.15 in their entirety to read as follows:

                  "Section 4.02. Intentionally Omitted.


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                  Section 4.03. Intentionally Omitted.

                  Section 4.04. Intentionally Omitted.

                  Section 4.05. Intentionally Omitted.

                  Section 4.06. Intentionally Omitted.

                  Section 4.07. Intentionally Omitted.

                  Section 4.08. Intentionally Omitted.

                  Section 4.09. Intentionally Omitted.

                  Section 4.10. Intentionally Omitted.

                  Section 4.11. Intentionally Omitted.

                  Section 4.12. Intentionally Omitted.

                  Section 4.15. Intentionally Omitted."

                  Section 1.02. Amendments to Article Five. Effective upon the Payment Date (unless, prior to that time, the Company has terminated this Supplemental Indenture as provided in Section 2.07 hereof), Sections 5.01 and 5.02 are hereby amended by restating Sections 5.01 and 5.02 in their entirety to read as follows:

                  "Section 5.01. When Company may Merge or Transfer Assets. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

                           (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture and

                           (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing.

                           (3)      Intentionally Omitted.

                           (4)      Intentionally Omitted.


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                  For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

                  The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Securities.

                  Section 5.02. When Subsidiary Guarantor May Merge or Transfer Assets. The Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all of its assets to any Person unless:

                           (1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State hereof or the District of Columbia, and such Person shall expressly assume, by an amendment or supplemental indenture to this Indenture, in a form acceptable to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty; provided, however, that the provisions of this Section 5.02(1) shall not apply in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under Section 4.06, if then applicable, in respect of such disposition and

                           (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing.

                           (3)      Intentionally Omitted."

                  Section 1.03. Amendments to Article Six. Effective upon the Payment Date (unless, prior to that time, the Company has terminated this Supplemental Indenture as provided in Section 2.07 hereof),
         Section 6.01 is hereby amended by restating Sections 6.01 in its entirety to read as follows:

                  "Section 6.01. Events of Default. An "Event of Default" occurs if:


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                           (1)      the Company defaults in any payment of
                  interest on any Security when the same becomes due and payable, and such default continues for a period of 30 days;

                           (2) the Company defaults in the payment of the principal of any Security when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

                           (3)      the Company fails to comply with Section
                  5.01;

                           (4) the Company fails to comply with its obligations, if then applicable, in Section 4.15 and such failure continues for 30 days after the notice specified below;

                           (5)      Intentionally Omitted;

                           (6)      Intentionally Omitted;

                           (7)      Intentionally Omitted;

                           (8)      Intentionally Omitted;

                           (9)      Intentionally Omitted; and

                           (10) any Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of this Indenture and such Subsidiary Guaranty) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

                  The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

                  The term "Bankruptcy Law" means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

                  A Default under clause (4) shall not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities notify the Company in writing of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

                  The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which with the giving of notice or the lapse of time would become an Event of Default under clause (4), its status and what action the Company is taking or proposes to take with respect thereto."



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                                   ARTICLE II

                                  Miscellaneous

         Section 2.01. Instruments To Be Read Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

         Section 2.02. Confirmation. The Indenture, as amended and supplemented by this Supplemental Indenture, is in all respects confirmed and preserved.

         Section 2.03. Terms Defined. Capitalized terms used in this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

         Section 2.04. Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

         Section 2.05. Governing Law. The laws of the State of New York shall govern this Supplemental Indenture.

         Section 2.06. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section 2.07. Effectiveness; Termination. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Sections 9.02 and
9.06 of the Indenture; provided, that the amendments to the Indenture set forth in Article I of this Supplemental Indenture shall become operative as specified in Article I hereof. Prior to the Payment Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee. Upon receipt by the Trustee of any such notice of termination, this Supplement Indenture shall be deemed terminated and of no further force or effect.

         Section 2.08. Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

         Section 2.09. Responsibility of Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.


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         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed, all as of the date first written above.

                                         CITGO PETROLEUM CORPORATION



                                         By: /s/ Philip J. Reedy
                                            -----------------------------------
                                            Name:  Philip J. Reedy
                                            Title: Treasurer

                                           THE BANK OF NEW YORK



                                         By: /s/ Steven D. Torgeson
                                            -----------------------------------
                                            Name:  Steven D. Torgeson
                                            Title: Vice President